Exhibit 10.11

October 28, 2016

STRICTLY PRIVATE & CONFIDENTIAL

LETTER OF UNDERSTANDING

Dear Micky,

This Letter of Understanding (LOU) stipulates the conditions of your employment and terms of compensation with Yum China Holdings, Inc. (the “Company”). Effective November 1, 2016, you will be appointed Chief Executive Officer reporting directly to the Company’s Board of Directors.

Annual Base Salary:

Your annual salary will be $1,100,000 USD (less hypothetical tax withholdings).  You will be eligible for a salary review annually.

Incentive Plan:

For January through October, 2016, you will participate in the Yum! Leaders’ Bonus (YLB) program based on performance goals as outlined in the Letter of Understanding dated October 12, 2015.

For November through December, 2016, your Target Bonus will be 130% of your annual salary and based 100% on Yum China Holdings, Inc. performance goals.

Your Individual Factor for 2016 will be determined by the Company’s Board of Directors. Yum! Brands Board will recommend to the Company’s Board an Individual Factor for the first 10 months of 2016.

In 2017, you will be eligible to participate in an incentive plan established by the Company’s Board of Directors.

Long Term Incentive Plan:

Continued Vesting: Your unvested awards from Yum! will continue to vest during your employment with the Company. At your exit from the Company you will be treated as a retiree from Yum! and your vested SAR’s can be held till the term expires. You will also receive the pro-rated vesting of your unvested SAR’s and all unvested units will be forfeited on the day of your retirement from the Company.

Executive Income Deferral (EID): Any unvested deferrals in Yum!’s EID program will continue to vest during your employment with the Company. Any election you made to receive payment will not be triggered as a result of your employment with the Company. Instead, payments will be triggered when you leave the employment of the Company according to your elections.

Performance Share Plan: For your 2014 and 2015 Performance Share grants, you will continue to participate as if you were a Yum! employee post-separation, through the respective performance period end-dates for such grants.

Annual Long Term Incentive Award: Beginning in 2017, you are eligible to receive an annual long-term incentive award. The target value of your award is $4,000,000 USD in economic value on the date of the grant. The actual award you receive will be based on the Company’s Board of Director’s assessment of your performance. For 2017, this award will be delivered 100% in Stock Appreciation Rights in late February per the normal grant dates in China.

Yum China Founders’ Grant Award:

To reflect our commitment to you as a crucial leader, the Company is pleased to present you with the following:

•                  A Yum China Stock Appreciation Right (SAR) grant award valued at $1,500,000 USD in economic value, as soon as administratively possible following approval of the award by Company’s Compensation Committee expected to occur on or about November 9, 2016. The grant price will be the based on the Company’s stock price at the market close on the date of grant. Your award will vest 25% per year, meaning that it will be fully vested 4 years from the grant date.

•                  A Restricted Stock Unit (RSU) award valued at $1,500,000 USD in economic value, to be granted as soon as administratively possible following the spinoff date, which delivers shares of Company stock to you as the award vests. Your award will vest over a three-year period, with 50% vesting on the second anniversary of the grant date and 50% vesting on the third anniversary of the grant date.

Continued Vesting:

Any equity award you receive from the Company (Stock Option, Stock Appreciation Right, Restricted Stock Unit, or Performance Unit) including the Founders’ Grant post separation will be eligible for continued vesting upon retirement provided you meet the following conditions:

•                  You are actively employed for at least one year following the grant date

•                  You provide at least six months notification of intention to retire

•                  You sign non-solicitation and non-compete agreements

For any award where all three of these conditions are met, you will continue to vest as if you were actively employed based on the vesting schedule defined in the award agreement. For any award where these three conditions are not met, and for awards issued from Yum! prior to your employment with the Company, the award will be treated with the standard provisions provided for retirement in the award agreement.

Transportation:

While you work in China, you will be provided with a car and driver, and car running expenses.

Housing:

While you work in China, you will be provided with reasonable and adequate housing at no cost to you. Only the actual amount incurred will be borne by the Company. From time to time, your housing budget may be adjusted based on prevailing market value and conditions.

Group Insurance and Retirement Benefits:

You will participate in a benefits plan similar to your current arrangement with Yum! Brands, Inc. (“YUM”).

Medical Insurance: You and your family will be eligible for a US expatriate International Medical Benefit Plan. As part of this plan, you may select contributory coverage for you and your dependents for medical and dental coverage. Vision, Hearing and Prescription benefits are covered through the medical plan. These benefits are subject to change, as they are reviewed and revised periodically.

Retirement - 401(k): Beginning January 1, 2017, you will be eligible to participate in a 401(k) plan sponsored by the Company. Your balance in the YUM 401(k) plan can be left as is or distributed to you at your election any time after October 31, 2016.  More information will be provided following your transition to the Company.

Yum China Leadership Retirement Plan: You will be eligible for participation in an executive non-qualified retirement plan sponsored by the Company. You will receive an annual credit to your account equal to 20% of your salary plus target bonus.

Vacation Leave:

Your vacation leave is unchanged.

Home Leave:

The company will reimburse you for two eligible home leave trips per year. Eligible home leave expenses are limited to airfare, only for you and your dependents based on the round trip business class airfare between Dallas, Texas, USA and Shanghai, China.

Tax Support:

Income Tax Preparation Services: To assist in the preparation of both your US and China income tax returns, the Company has arranged complimentary tax preparation services through Ernst & Young (EY), the Company appointed expatriate tax services provider. In addition, you will receive a complimentary tax briefing both in the US and in China from EY to receive an overview of the tax process as it relates to your international assignment.

Tax Equalization Program: You will be covered by the Company’s Tax Equalization Program which guarantees that your total income tax liability will approximate the US Federal and FICA Tax Liability of a comparable Company employee in the United States with a similar base compensation and family size.

In addition, the Company will remit all of your China assignment income and social taxes and in return, will recoup the benefits of any foreign tax credits generated on your income tax returns as it relates to these assignment taxes.

US Hypothetical Tax: Under the program, a US Hypothetical Tax will be retained from your base salary and incentive awards. EY will assist in the calculation of the estimated hypothetical tax at the onset of your assignment and will prepare a calculation at the time of the preparation of your US income tax return to ensure that the correct amount of hypothetical tax has been withheld during the year. If there has been an overpayment, a reimbursement will be made to you. Similarly, if there is insufficient withholding, you will reimburse the Company. In addition, you agree that any foreign tax credits that accumulate during this assignment will be used to offset the Company’s liability accumulated on your behalf.

In the event that upon termination of this foreign assignment a US tax return disclosed excess foreign tax credits which can be carried forward to future tax years or carried back to offset a prior year’s tax liability, you agree that your US tax returns during the carry-forward period will be prepared by the Company appointed tax provider at the Company’s expense, and that you will repay to the Company tax benefits realized from the utilization of such offset.

Your Long Term Incentives and YUM Executive Income Deferral (“EID”) will also be covered under tax equalization for up to 3 years after your retirement or separation from the Company. If the Company determines that a significant individual tax impact remains after the 3 year period, then the Company, in conjunction with the Company appointed tax provider, will re-evaluate the tax support each year to extend it beyond the 3 year period. For purposes of the EID, separation from the Company means separation from YUM! China Holdings, Inc.

Code of Conduct:

You will be subject to a Code of Conduct established by the Company.

Repatriation:

Should you separate or retire while abroad at the Company’s option, the Company will pay repatriation expenses to Dallas, Texas, USA for your family and your household goods in accordance with policy guidelines. Expenses to the United States would be paid, provided you return to that point within 60 days of termination. Of course, repatriation expenses would not be paid if you were to remain in China or if you were to voluntarily terminate in order to accept employment with another company.

Non-Compete:

In signing this Letter of Understanding, you agree that during the period of three (3) months following the termination of this agreement, you shall not:

Be engaged by, or seek to obtain employment with a direct Service Restaurant industry competitor.

Solicit or endeavor to entice away from the Company or the Yum! Brands Inc. group of companies any other employee or person engaged by them (whether or not such a person would commit any breach of contract by reason of leaving the service of the Company or the Yum! Brands group of companies) or any customer of Yum! Brands Inc.

You agree at all times (notwithstanding the termination of this agreement) not to use your own advantage, or to disclose to any third party any information concerning the business or affairs of the Company or the Yum! Brands Inc. group of companies, comprising trade secrets and business maters or information which you know or ought reasonably to have known to be confidential.

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provisions shall not be impaired or affected.

Kindly acknowledge your acceptance of the above employment terms by signing and returning the duplicate of this letter.

Best regards,

/s/ Christabel Lo
Christabel Lo
Chief People Officer
Yum China Holdings, Inc.

Acknowledgement:

I, Micky Pant, confirm that I have read, understood and agreed to the terms of employment outlined in this letter.

/s/ Micky Pant
Micky Pant

Date:	Oct. 31, 2016